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EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                ENVITRO.COM, INC.

     The undersigned, being the Chief Executive Officer and Secretary of ENVITRO.COM, INC. a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

     1. The name of the Corporation (hereinafter referred to as the "Corporation") is eNvitro.com, Inc. The date of filing the Certificate of Incorporation with the Secretary of State of Delaware was May 23, 2000.

     2. The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

          "FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:
     Class          Par  Value          Authorized  Shares
     -----          ----------          ------------------
     Common          $0.001                 50,000,000
     Preferred       $0.001                 10,000,000
                                            ----------

     Totals:                                60,000,000

     Upon effectiveness of a one-for-one hundred fifty forward stock split of the Corporation's Common Stock, all issued and outstanding shares, as of the effective date, shall be consolidated to the extent that the issued and outstanding shares of Common Stock shall be increased from 100,000 prior to the forward split to 15,000,000 following the forward stock split. All fractional

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shares  shall  be  rounded up to the next whole number of shares. The capital of the Corporation will not be increased under or by reason of any amendment herein certified."


     3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's
Board of Directors and a majority of the Corporation's stockholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Eli Finkelman, its Chief Executive Officer and Secretary, this 10th day of September, 2002.

                        ENVITRO.COM,  INC.



                       By: /s/Eli  Finkelman
                          -----------------------
                          Eli  Finkelman,  its  Chief  Executive
                          Officer and  Secretary

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